Exhibit 99.1

GLEACHER & COMPANY REPORTS FIRST QUARTER

2012 FINANCIAL RESULTS

NEW YORK, N.Y., May 3, 2012 – Gleacher & Company, Inc. (Nasdaq: GLCH) today reported net revenues of $64.7 million for the quarter ended March 31, 2012.  On a GAAP basis, the Company reported net loss from continuing operations of ($4.7) million, or ($0.04) per diluted share, for the quarter ended March 31, 2012, compared to net income from continuing operations of $8.6 million, or $0.07 per diluted share, for the first quarter of 2011.  The Company reported non-GAAP net loss from continuing operations of ($3.8) million, or ($0.03) per diluted share, for the quarter ended March 31, 2012, compared to non-GAAP net income from continuing operations of $6.3 million, or $0.05 per diluted share, for the first quarter of 2011.  A reconciliation of the Company’s GAAP results to these non-GAAP results is discussed below under “Non-GAAP Financial Results.”

Highlights

•      Revenues improved as compared to the fourth quarter of 2011.  Core business unit results were weaker year-over-year, largely in MBS/ABS & Rates, particularly in asset-backed securities trading.

•      New leadership appointments in the Corporate Credit business and the MBS/ABS & Rates business.

•      Continued planned compensation adjustments, particularly for senior management, to better align employee and stockholder returns, and drive targeted compensation/revenue ratio.

•      The Company’s ClearPoint subsidiary experienced a number of issues, including covenant pressure and outright breaches, mismatch in loan originations and sales, and curtailment events that required the Company to provide payment guarantees. In response to these issues, the following adjustments were made to ClearPoint’s business:

•      Restructured senior management

•      Implemented limit methodologies to manage the originations/sales imbalance

•      Adjusted operational procedures to improve the pace at which loans are sold

These actions have stabilized ClearPoint’s business operations, and have substantially diminished the Company’s exposures under the payment guarantees.

Thomas Hughes, Chief Executive Officer, said, “The first quarter market environment was challenging.  That said, while we are disappointed with our overall results, our performance excluding ClearPoint was solid given market factors, and we are very excited about the leadership appointments we have made. I believe each of our businesses is well positioned for the revenue potential going forward.”

Eric Gleacher, Chairman, added, “Our pipeline is strong and we continue to see opportunities in the market for our Investment Banking franchise.  I believe we are poised to take advantage of these opportunities and I look forward to our doing so.”

	Three Months Ended March 31,
(In thousands, except for per share amounts)	2012	2011

Net revenues	$64,743	$89,389
Pre-tax (loss)/income from continuing operations	(5,282)	14,728
Net (loss)/income from continuing operations	(4,716)	8,599
Discontinued operations, net of taxes	32	(1,394)

Non-GAAP pre-tax (loss)/income from continuing operations*	(3,632)	12,398
Non-GAAP net (loss)/income from continuing operations*	(3,769)	6,269

Earnings per share:
Diluted – continuing operations	$(0.04)	$0.07
Diluted – continuing operations (Non-GAAP) *	(0.03)	0.05

*Designates non-GAAP financial results.  A reconciliation of the Company’s GAAP results to non-GAAP financial results is set forth below under the caption “Non-GAAP Financial Results.”

The Company has included in this press release “non-GAAP financial results.”  A non-GAAP financial result is a numerical measure of financial position or results of operations that includes amounts that are excluded, or excludes amounts that are included, in the most directly comparable result calculated and presented in accordance with generally accepted accounting principles (“GAAP”).  In the financial data included in this press release, the items for which the Company adjusted its GAAP results consist of the following:

•      severance expense recorded during the first quarter of 2012, and

•      the bargain purchase gain related to the ClearPoint acquisition in the first quarter of 2011.

For detailed information on the adjustments made, and a reconciliation of the non-GAAP financial results included in this press release to the most directly comparable GAAP financial metrics, refer to “Non-GAAP Financial Results” below.  While the Company believes that the non-GAAP financial results included herein are instructive, they should only be considered together with their corresponding GAAP financial metrics.

First Quarter 2012 vs. 2011

Net revenues declined by $24.7 million to $64.7 million for the quarter ended March 31, 2012, compared to $89.4 million ($87.1 million on a non-GAAP basis) in the first quarter of 2011.  This decline was primarily attributable to decreases of $31.4 million in the MBS/ABS & Rates segment and $3.1 million in the Investment Banking segment, partially offset by increases of $9.1 million in ClearPoint and $1.2 million in the Corporate Credit segment and higher investment gains of $0.8 million resulting from the change in value of the Company’s FATV investment.

Pre-tax (loss)/income from continuing operations of ($5.3) million for the quarter ended March 31, 2012 declined by $20.0 million compared to pre-tax (loss)/income from continuing operations of $14.7 million for the quarter ended March 31, 2011.  Non-GAAP pre-tax (loss)/income from continuing operations of ($3.6) million declined by $16.0 million compared to non-GAAP pre-tax (loss)/income from continuing operations of $12.4 million in the first quarter of 2011.

Business Segment Results (including Non-GAAP results)

	Three Months Ended March 31,
(In thousands)	2012		2011
	(unaudited)
Net revenues:
MBS/ABS & Rates	$20,331		$51,706
Corporate Credit	21,717		20,464
Investment Banking	4,533		7,644
ClearPoint	15,545		6,358
Net revenues - operating segments	62,126		86,172
Other	2,617		887	*
Total	$64,743		$87,059	*

Pre-tax (loss)/income from continuing operations:
MBS/ABS & Rates	$5,487		$18,865
Corporate Credit	962	*	2,212
Investment Banking	579		1,263
ClearPoint	(2,853)		(1,120)
Pre-tax income - operating segments	4,175	*	21,220
Other	(7,807)		(8,822	)*
Total	$(3,632	)*	$12,398	*

*Designates non-GAAP financial results.  A reconciliation of the Company’s GAAP results to non-GAAP financial results is set forth below under the caption “Non-GAAP Financial Results.”

MBS/ABS & Rates

First Quarter 2012 vs. 2011

Net revenues declined by $31.4 million to $20.3 million for the quarter ended March 31, 2012, compared to $51.7 million in the first quarter of 2011.  The decrease in net revenues was attributable to lower commissions and principal transactions revenues of $32.7 million, primarily resulting from gains on asset-backed securities of $36.2 million recognized in the first quarter of 2011.  Partially offsetting this decline was an increase in net interest income of $1.3 million due to higher inventory levels and coupon interest.  Pre-tax income of $5.5 million for the quarter ended March 31, 2012 declined by $13.4 million, compared to pre-tax income of $18.9 million for the first quarter of 2011.  This reduction is a direct result of the lower revenues, partially offset by lower variable compensation expense (as a result of the lower revenues).

Corporate Credit (including Non-GAAP results)

First Quarter 2012 vs. 2011

Net revenues increased by $1.2 million to $21.7 million for the first quarter of 2012 compared to $20.5 million in the first quarter of 2011.  The increase in net revenues was primarily attributable to higher commissions and principal transaction revenues of $2.0 million, due to higher volumes, partially offset by lower spreads.  This was partially offset by lower investment banking revenues of $0.6 million (all capital markets related), as this division recognized $1.9 million of investment banking revenues in the first quarter of 2012, compared to $2.5 million in the first quarter of 2011.  Non-GAAP pre-tax income of $1.0 million for the quarter ended March 31, 2012 decreased by $1.2 million, compared to pre-tax income of $2.2 million for the first quarter of 2011.  This decrease is a result of higher variable cash compensation accruals recorded in the first quarter of 2012.

Investment Banking

First Quarter 2012 vs. 2011

Net revenues declined by $3.1 million to $4.5 million for the first quarter of 2012, compared to $7.6 million in the first quarter of 2011.  Advisory revenues decreased $1.1 million to $2.5 million, compared to $3.6 million for the prior-year quarter.  Capital markets revenues decreased $2.0 million to $2.0 million for the first quarter of 2012, compared to $4.0 million for the prior-year quarter.  Pre-tax income of $0.6 million for the quarter ended March 31, 2012 decreased by $0.7 million, compared to pre-tax income of $1.3 million in the prior-year quarter.  This reduction is a direct result of the lower revenues, partially offset by lower variable compensation expense (as a result of the lower revenues) and lower non-compensation expenses as a result of the realignment which took place in the third quarter of 2011.

ClearPoint

First Quarter 2012 vs. 2011

Net revenues increased by $9.1 million to $15.5 million for the first quarter of 2012 compared to $6.4 million in the first quarter of 2011.  The increase in net revenues was primarily attributable to higher loan commitment volumes given the expansion of the business since its acquisition on January 3, 2011.  As of March 31, 2012, ClearPoint conducted business in 45 states, compared to 20 states at March 31, 2011.  ClearPoint’s pre-tax results were impacted by fees paid to brokers and loan processing fees of $12.5 million in the first quarter of 2012, compared to $4.3 million in the first quarter of 2011.  Despite the higher revenues (net of broker expenses and loan processing fees), pre-tax losses increased by $1.8 million, to $2.9 million for the quarter ended March 31, 2012, compared to a pre-tax loss of $1.1 million for the first quarter of 2011.  This was primarily a result of higher compensation expense resulting from the expansion of the workforce since the acquisition, coupled with the effects of implementing limits on ClearPoint’s daily average loan commitments to a level that is aligned with its current distribution opportunities given the previously disclosed liquidity constraints experienced during the first quarter of 2012.

See “ClearPoint Recent Developments” below for additional information.

Other

First Quarter 2012 vs. 2011

Net revenues increased by $1.7 million to $2.6 million for the first quarter of 2012, compared to non-GAAP net revenues of $0.9 million in the first quarter of 2011.  The increase in net revenues is primarily attributable to higher investment gains of $0.8 million from the change in value of the Company’s investment in FATV.  Pre-tax loss of $7.8 million for the quarter ended March 31, 2012 improved by $1.0 million compared to non-GAAP pre-tax loss of $8.8 million for the first quarter of 2011.  This improvement is primarily a result of the higher net revenues, partially offset by higher consulting and legal fees.

Consolidated Compensation and Benefits Expenses (including Non-GAAP results)

First Quarter 2012 vs. 2011

Non-GAAP compensation and benefits expense of $42.1 million for the first quarter of 2012, decreased by $17.0 million, compared to compensation and benefits expense of $59.1 million in the first quarter of 2011.  This was primarily due to lower variable compensation expense as a result of lower net revenues in the MBS/ABS & Rates and Investment Banking segments.  These decreases were partially offset by increases in the Corporate Credit segment due to higher variable cash compensation accruals, and ClearPoint, resulting from the expansion of the workforce since the acquisition date.

Consolidated Non-Compensation Expenses

First Quarter 2012 vs. 2011

Non-compensation expenses of $26.3 million for the quarter ended March 31, 2012 increased by $10.7 million, compared to non-compensation expenses of $15.6 million for the prior-year quarter.  This was primarily due to ClearPoint broker fees and loan processing fees of $12.5 million in the first quarter of 2012, compared to $4.3 million in the first quarter of 2011 due to higher loan commitment volumes.  In addition, non-compensation expenses increased as a result of higher consulting and legal fees.

Provision for Income Taxes

First Quarter 2012

The Company’s effective income tax rate from continuing operations for the quarter ended March 31, 2012 of 10.7% resulted in an income tax benefit of approximately $0.6 million.  The Company’s tax rate differs from the federal statutory tax rate of 35% primarily due to non-deductible discrete tax expense associated with stock compensation shortfalls, partially offset by a state and local income tax benefit.

Discontinued Operations

First Quarter 2012 vs. 2011

The Company has classified the results of its Equities segment as discontinued operations due to the Company’s decision to exit this business on August 22, 2011.  Results of this discontinued operation for the three months ended March 31, 2012 and 2011 are presented in the following table:

	Three Months Ended March 31,
(In thousands)	2012	2011
	(unaudited)

Net revenues	$37	$5,271
Total expenses (excluding interest)	73	(7,733)
Income/(loss) from discontinued operations before income taxes	110	(2,462)
Provision for income taxes	78	(1,068)
Income/(loss) from discontinued operations, net of taxes	$32	$(1,394)

ClearPoint Recent Developments

During the first quarter of 2012, the Company disclosed liquidity constraints experienced by ClearPoint, which were initially due to the rapid expansion of ClearPoint’s business, coupled with an unanticipated slow-down in loan purchases by one of ClearPoint’s principal loan purchasers.  In connection with these matters, the Company entered into limited guaranties with Citibank (“Citibank Guaranty”) and with certain of ClearPoint’s warehouse lenders (“Curtailment Guaranties”).  The Company has taken certain actions as described below that have substantially reduced the Company’s potential liabilities under these guaranties.

Under the Citibank Guaranty, the Company guaranteed ClearPoint’s payment to Citibank for any required repurchase of loans to the extent conditions regarding documentation, underwriting and similar matters were not resolved favorably by March 30, 2012 (subsequently extended until April 30, 2012), with respect to a certain population of loans purchased by Citibank, of approximately $56.0 million.  In connection with the extension granted on March 30, 2012, Citibank and ClearPoint agreed that ClearPoint would repurchase loans in the amount of approximately $2.1 million under a staggered repurchase schedule ending no later than May 3, 2012.  ClearPoint has marked these loans at 88% of par and has arranged for the sale of a majority of these loans to a third party.  As of April 30, 2012, there are an additional $2.1 million of these loans required to be repurchased by ClearPoint under a staggered repurchase process.  ClearPoint expects its ultimate recovery for these loans will be at levels substantially similar to or possibly greater than those obtained on the initial $2.1 million repurchased.  The repurchases are being made directly by ClearPoint without giving effect to the Company’s guarantee.

The Curtailment Guaranties relate to two pools of loans, those which were financed under the warehouse lines on or about February 29, 2012 (the “legacy loans”) of approximately $114 million, and new loans funded by the warehouse lines thereafter (the “new loans”). The Company guaranteed curtailment payments with respect to these loans, ranging from 5% to 100% of the lesser of, in general, the market value or the principal amount of loans financed under the warehouse lines, depending on the length of time such loans persist on the warehouse lines, and only in the event ClearPoint cannot satisfy those payments itself.  As of April 30, 2012, $109.2 million of the legacy loans had been sold to third parties and are therefore no longer on the warehouse lines.  The remaining curtailment exposure on $4.8 million of unsold legacy loans is $1.5 million.

The Company’s exposure under these guaranties for new loans is mitigated by the progress made under ClearPoint’s remediation program, including the implementation of loan origination limits and enhancements to the operational infrastructure to improve the pace at which loans are sold. New loans financed by these warehouse lines as of April 30, 2012 were approximately $62.6 million, as ClearPoint sold $184.8 million of loans during the month of April while expecting to finance new loans of $107.8 million.  Given the pace with which ClearPoint is currently selling loans, exposure under these guaranties is significantly diminished.

ClearPoint also has restructured its senior management and continues to focus on other elements of its remediation program, including increasing the number of loan purchasers with which ClearPoint transacts, and pursuing additional warehouse lenders and loan distribution channels.

Non-GAAP Financial Results

The Company has included in this press release certain financial metrics that were not prepared in accordance with accounting principles generally accepted in the United States.  These non-GAAP financial results, which include presentations of net revenues, compensation and benefits, non-compensation expenses, income before income taxes from continuing operations, provision for income taxes, net income from continuing operations, compensation expense ratios, pre-tax margin, return on average tangible equity and diluted earnings per share, are presented as an additional aid in understanding and analyzing the Company’s financial results for the three months ended March 31, 2012 and 2011, respectively.  Specifically, the Company believes that the non-GAAP results provide useful information by excluding certain items that may not be indicative of the Company’s core operating results or business outlook and also to emphasize information that is critical to understanding the Company’s performance.  These non-GAAP amounts exclude items reflected as adjustments within the “Reconciliation of GAAP to Non-GAAP Income from Continuing Operations” table below.  The Company believes these non-GAAP results will allow for a better evaluation of the operating performance of the business and facilitate a meaningful comparison of the Company’s results in the current period to those in prior periods and future periods.  References to these non-GAAP results should not be considered a substitute for results that are presented in a manner consistent with GAAP.

A limitation of utilizing these non-GAAP financial results is that the GAAP accounting effects of these excluded items do in fact reflect the underlying financial results of the Company’s business, and these effects should not be ignored in evaluating and analyzing its financial results.  Therefore, the Company believes that non-GAAP results should always be considered together with their corresponding GAAP results.

Reconciliation of GAAP to Non-GAAP Loss from Continuing Operations (2012 - Unaudited)

	Three Months Ended March 31, 2012
(dollars in thousands, except per share amounts)	GAAP	Adjustments		Non-GAAP

Net Revenues	$64,743	$—		$64,743

Expenses (excluding interest):
Compensation and benefits	43,719	(1,650	)(1)	42,069
Non-compensation expenses	26,306	—		26,306
Total expenses (excluding interest)	70,025	(1,650)		68,375
Loss from continuing operations before income taxes	(5,282)	1,650		(3,632)
Provision for income taxes	(566)	703	(2)	137
Net loss from continuing operations	$(4,716)	$947		$(3,769)

Earnings per share:
Diluted – continuing operations	$(0.04)			$(0.03	)(3)
As a percentage of net revenues:
Compensation and benefits	67.5%			65.0%
Loss from continuing operations before income taxes	(8.2)%			(5.6)%

(1) Represents severance expense (of which $1.0 million is non-cash stock-based compensation).

(2) Non-GAAP adjustments multiplied by the Company’s statutory tax rate of approximately 42.6%.

(3) Non-GAAP net loss from continuing operations divided by 119.5 million dilutive shares.

Reconciliation of GAAP to Non-GAAP Income from Continuing Operations (2011 - Unaudited)

	Three Months Ended March 31, 2011
(dollars in thousands, except per share amounts)	GAAP	Adjustments		Non-GAAP

Net Revenues	$89,389	$(2,330	)(1)	$87,059

Expenses (excluding interest):
Compensation and benefits	59,088	—		59,088
Non-compensation expenses	15,573	—		15,573
Total expenses (excluding interest)	74,661	—		74,661
Income from continuing operations before income taxes	14,728	(2,330)		12,398
Provision for income taxes	6,129	—	(2)	6,129
Net income from continuing operations	$8,599	$(2,330)		$6,269

Earnings per share:
Diluted – continuing operations	$0.07			$0.05 (3)
As a percentage of net revenues:
Compensation and benefits	66.1%			67.9%
Income from continuing operations before income taxes	16.5%			14.2%

(1) Represents the bargain purchase gain related to the ClearPoint acquisition on January 3, 2011.

(2) ClearPoint bargain purchase gain was non-taxable.

(3) Non-GAAP net income from continuing operations divided by 130.8 million shares.

Reconciliation of GAAP to Non-GAAP Pre-Tax (Loss)/Income from Continuing Operations – by Segment

Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
Corporate Credit			Other
(in thousands)			(in thousands)

Revenues – GAAP	$21,717		Revenues – GAAP	$3,217
Expenses – GAAP	22,405		Adjustments	(2,330	)(1)
Adjustments	(1,650	)(2)	Revenues – non GAAP	887
Expenses – non GAAP	20,755		Expenses – GAAP	9,709
Pre-tax income from continuing operations – non GAAP	$962		Pre-tax loss from continuing operations – non GAAP	$(8,822)

(1) Represents the bargain purchase gain related to the ClearPoint acquisition on January 3, 2011.

(2) Represents severance expense (of which $1.0 million is non-cash stock-based compensation).

Return on Tangible Equity – Annualized (Non-GAAP Unaudited)

Presented below is information on the Company’s annualized return on average tangible stockholders’ equity (Non-GAAP):

	Three Months Ended March 31,
(dollars in thousands)	2012		2011

Net (loss)/income from continuing operations	$(3,769	)(1)	$6,269	(1)

Plus: Amortization of intangibles, net of tax	124		794

Net (loss)/income from continuing operations, adjusted (non-GAAP)	(3,645)		7,063

Net (loss)/income from continuing operations, adjusted (non-GAAP) - annualized	$(14,580)		$28,252

Average total stockholders’ equity (GAAP)	$257,560		$351,579

Plus: non-GAAP adjustments to net (loss)/income from continuing operations	947	(1)	(2,330	)(1)

Less: Average intangible assets	(25,345)		(121,264)

Average tangible stockholders’ equity (non-GAAP)	$233,162		$227,985

Annualized return on tangible equity (non-GAAP)	(6.3)%		12.4%

Return on Average Stockholders’ Equity (GAAP)

Presented below is information on the Company’s annualized return on average stockholders’ equity, which is the most directly comparable GAAP metric to the Non-GAAP metric above:

	Three Months Ended March 31,
(dollars in thousands)	2012	2011

Net (loss)/income from continuing operations	$(4,716)	$8,599

Net (loss)/income from continuing operations - annualized	$(18,864)	$34,396

Average total stockholders’ equity	$257,560	$351,579

Annualized return on stockholders’ equity	(7.3)%	9.8%

(1) Designates non-GAAP financial results.  A reconciliation of the Company’s GAAP results to non-GAAP financial results is set forth above under the caption “Reconciliation of GAAP to Non-GAAP Income from Continuing Operations.”

Conference Call Information

The Company will hold a conference call today, May 3, 2012, at 5:15 P.M. (EDT).  This event can be accessed on the Investor Relations portion of the Gleacher & Company website at www.gleacher.com, as well as through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password protected event management site.  To participate on the call, please dial 888.679.8034 (domestic) or 617.213.4847 (international), participant passcode 23909481, or request the Gleacher & Company earnings call.

Pre-registration is available at any time prior to and during the call, which provides immediate entry into the call.  Pre-registration can be accessed at the following website:

www.theconferenceingservice.com/prereg/key.process?key=PKJ7GG86G

For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 (domestic) or 617.801.6888 (international), participant passcode 78634198.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and, through a new subsidiary, engages in residential mortgage lending. For more information, please visit www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.”  These statements are not historical facts but instead represent the Company’s belief or plans regarding future events, many of which are inherently uncertain and outside of the Company’s control.  The Company often, but not always, identifies forward-looking statements by using words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “target,” “expect,” “continuing,” “ongoing,” “believe” and “intend.”  The Company’s forward-looking statements are based on facts as the Company understands them at the time the Company makes any such statement as well as estimates and judgments based on these facts.  The Company’s forward-looking statements may turn out to be inaccurate for a variety of reasons, many of which are outside of its control.  Factors that could render the Company’s forward-looking statements subsequently inaccurate include the conditions of the securities markets, generally, and demand for the Company’s services within those markets, the risk of further credit rating downgrades of the U.S. government by major credit rating agencies, the impact of international and domestic sovereign debt uncertainties, the possibilities of localized or global economic recession and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission.  Moreover, the Company is implementing a strategic plan designed to improve its operating results, and this plan may not be successful.  It is possible that future events will differ materially from those suggested by the Company’s forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake to update any of its forward-looking statements.

Summary Results of Operations (Unaudited)

	Three Months Ended March 31,
(In thousands, except per share amounts)	2012	2011
Revenues:
Principal transactions(1)	$21,320	$45,341
Commissions(1)	19,151	18,459
Investment banking	6,678	10,322
Investment gains/(losses), net	132	(686)
Interest income	19,204	15,068
Gain from bargain purchase – ClearPoint Funding, Inc. acquisition	—	2,330
Fees and other	2,877	1,124
Total revenues	69,362	91,958
Interest expense	4,619	2,569
Net revenues	64,743	89,389
Expenses (excluding interest):
Compensation and benefits	43,719	59,088
Clearing, settlement and brokerage	12,993	4,787
Communications and data processing	3,319	3,215
Occupancy, depreciation and amortization	2,134	1,912
Business development	1,018	1,525
Other	6,842	4,134
Total expenses (excluding interest)	70,025	74,661
(Loss)/income from continuing operations before income taxes and discontinued operations	(5,282)	14,728
Income tax (benefit)/expense	(566)	6,129
(Loss)/income from continuing operations	(4,716)	8,599
Income/(loss) from discontinued operations, net of taxes	32	(1,394)
Net (loss)/income	$(4,684)	$7,205

Earnings per share:
Basic (loss)/income per share
Continuing operations	$(0.04)	$0.07
Discontinued operations	(0.00)	(0.01)
Net (loss)/income per share	$(0.04)	$0.06

Diluted (loss)/income per share
Continuing operations	$(0.04)	$0.07
Discontinued operations	(0.00)	(0.01)
Net (loss)/income per share	$(0.04)	$0.06

Weighted average number of shares of common stock:
Basic	119,510	123,564
Diluted	119,510	130,766

(1) Revenues earned on a riskless principal basis in the amount of $18.1 million for the three months ended March 31, 2011 have been reclassified from principal transactions to commission income in order to distinguish such revenues (commission equivalents) from revenues earned on financial instruments held in inventory.

Consolidated Statement of Financial Condition (Unaudited)

	March 31,	December 31,
(In thousands, except for share and per share amounts)	2012	2011
Assets
Cash and cash equivalents	$32,688	$36,672
Cash and securities segregated for regulatory and other purposes	2,000	9,612
Securities purchased under agreements to resell	2,984,884	1,523,227
Receivables from:
Brokers, dealers and clearing organizations	89,834	58,776
Related parties	1,337	1,337
Others	15,364	16,161
Financial instruments owned, at fair value (includes assets pledged of $1,456,154 and $1,553,610 at March 31, 2012 and December 31, 2011, respectively)	1,457,273	1,554,660
Investments	18,440	18,310
Office equipment and leasehold improvements, net	6,608	6,735
Goodwill	21,096	21,096
Intangible assets	4,187	4,311
Income taxes receivable	9,094	12,102
Deferred tax assets, net	27,193	30,766
Other assets	9,843	9,791
Total Assets	$4,679,841	$3,303,556
Liabilities and Stockholders’ Equity
Liabilities
Payables to:
Brokers, dealers and clearing organizations	$1,054,028	$1,108,664
Related parties	4,956	4,939
Others	3,773	3,243
Securities sold under agreements to repurchase	2,979,606	1,478,081
Securities sold, but not yet purchased, at fair value	233,499	184,996
Secured borrowings	117,195	213,611
Accrued compensation	10,596	26,274
Accounts payable and accrued expenses	13,562	18,223
Income taxes payable	4,082	3,979
Deferred tax liabilities	1,746	1,622
Subordinated debt	801	801
Total Liabilities	4,423,844	3,044,433

Stockholders’ Equity
Common stock; $.01 par value; authorized 200,000,000 shares; issued 133,769,219 and 133,714,786 shares; and outstanding 127,072,570 and 120,883,601 shares; in each case, at March 31, 2012 and December 31, 2011, respectively	1,337	1,337
Additional paid-in capital	455,540	463,497
Deferred compensation	161	161
Accumulated deficit	(190,571)	(185,887)
Treasury stock, at cost (6,696,649 shares and 12,831,185 shares at March 31, 2012 and December 31, 2011, respectively)	(10,470)	(19,985)
Total Stockholders’ Equity	255,997	259,123
Total Liabilities and Stockholders’ Equity	$4,679,841	$3,303,556

For Additional Information Please Contact:

Investor Contact	Media Contact
Gleacher & Company, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Thomas J. Hughes	Andrew Siegel / Jonathan Keehner
Chief Executive Officer	212.355.4449
212.273.7100